Exhibit 5.1

[Heller Ehrman Letterhead]
                                  May 15, 2001



PhotoWorks, Inc.
1260 16th Avenue West
Seattle, Washington  98119-3401

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion is furnished to PhotoWorks, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 1,290,000 shares (the "Shares") of common stock, par value $0.01 (the Common Stock), issuable by the Company under Amendment No. 1 to the Company's 1999 Stock Incentive Compensation Plan, as amended as of July 25, 2000 (the "Amended Plan"), the Company's Nonqualified Option Agreement between the Company and Howard Lee, and the Company's Nonqualified Option Agreement between the Company and Ben Calica (collectively, the "Option Agreements").

     We have based our opinion upon our review of the following records, documents, instruments and certificates:

     a) the Articles of Incorporation of the Company;

     b) the Bylaws of the Company;

     c) records certified to us by an officer of the Company as constituting all records of proceedings and of actions of the Board of Directors and shareholders relating to the adoption of the Amended Plan and the reservation of the Shares for issuance pursuant to the Amended Plan;

     d) records certified to us by an officer of the Company as constituting all records of proceedings and of actions of the Board of Directors relating to the grants made under the Option Agreements;

     e) the Amended Plan;

     f) the Option Agreements; and

     g) information provided by the Company's transfer agent as to the number of shares of Common Stock outstanding as of May 14, 2001.

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     In connection with this opinion,  we have,  with your consent,  assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies.

     This opinion is limited to the laws of the State of Washington. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any federal, regional or local governmental body.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the assumptions and qualifications expressed herein, it is our opinion that the reservation for issuance of the Shares pursuant to the Amended Plan and the Option Agreements has been duly authorized and upon payment of the purchase price for the Shares and issuance and delivery of the Shares pursuant to the terms of the Amended Plan and the Option Agreements, the Shares will be validly issued, fully paid and non-assessable.

     Our opinion is qualified to the extent that in the event of a stock split, share dividend or other reclassification of the Common Stock effected subsequent to the date hereof, the number of shares of Common Stock issuable under the Amended Plan may be adjusted automatically, as set forth in the terms of the Amended Plan, such that the number of such shares, as so adjusted, may exceed the number of Company's remaining authorized, but unissued shares of Common Stock following such adjustment.

     We expressly disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby authorize and consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Very truly yours,

                                  HELLER EHRMAN WHITE & McAULIFFE LLP



                            /s/   HELLER EHRMAN WHITE & McAULIFFE LLP